Exhibit 21.1

SUBSIDIARIES OF ALEXION PHARMACEUTICALS, INC.

Alexion Europe SAS is incorporated in France

Alexion Manufacturing LLC is formed in Delaware

Alexion Delaware Holding LLC is formed in Delaware

Alexion Bermuda L.P. is registered in Bermuda

Alexion Holding B.V. is registered in the Netherlands

Alexion International Sarl is incorporated in Switzerland

Alexion Pharma France is incorporated in France

Alexion Pharma UK is incorporated in the United Kingdom

Alexion Pharma Germany GmbH is incorporated in Germany

Alexion Pharma Spain S.L. is incorporated in Spain

Alexion Pharma Italy S.r.l is incorporated in Italy

Alexion Pharma Suisse Sarl is incorporated in Switzerland

Alexion Pharma Belgium Srl is incorporated in Belgium

Alexion Pharma KK is incorporated in Japan

Alexion Pharma KK (formerly Legend Pharma Co., Ltd.) is incorporated in Japan

Alexion Pharmaceuticals Australiasia PTY LTD is incorporated in Australia

Alexion Pharma Canada Corp is incorporated in Canada